EXHIBIT 14.1
Northwest Biotherapeutics, Inc.
Code of Ethics
Effective as of June 22, 2007
I. Introduction
     A. The Code and Compliance with the Code
Northwest Biotherapeutics, Inc. (“we”, “us” or the “Company”) is committed to conducting our business with honesty and integrity. These values are important to us. This Code of Ethics (the “Code”) reflects the business practices and principles of behavior that support this commitment. Our Board of Directors is responsible for setting the standards of conduct contained in this Code and for updating these standards as appropriate to reflect legal and regulatory developments. We expect every employee and member of our Board of Directors (each member of our Board of Directors, a “director”) to read and understand this Code and its application to the performance of his or her business responsibilities. Our Board of Directors and senior management are committed to assisting employees in developing a clear understanding of the fundamental requirements of this Code, and in providing education to employees concerning their responsibilities as members of the Company’s community. We will hold each of our employees and directors accountable for adherence to this Code. Those who violate this Code will be subject to disciplinary action, up to and including termination of employment.
This Code does not describe every practice or principle related to honest and ethical conduct. This Code is an integral part of our Employee Handbook. The following additional policies found in our Employee Handbook supplement or amplify this Code in certain areas and should be read in conjunction with this Code: Prohibited Conduct, Confidentiality, Publicity/Statements to the Media and Insider Trading Policy.
Employees and directors may seek guidance regarding this Code by contacting his or her immediate supervisor or the Compliance Officer (see below).
     B. Compliance Officer
Any questions about this Code or the appropriate course of conduct in a particular situation should be directed to an employee’s immediate supervisor or the Compliance Officer. The Board of Directors has designated our Chief Financial Officer as the Compliance Officer. Employees or directors may make any report or complaint provided for in this Code to the Compliance Officer. The Compliance Officer will refer complaints submitted, as appropriate, to the Board of Directors or the Audit Committee of the Board of Directors (the “Audit Committee”).

II. Standards of Ethical Conduct
     A. Compliance with Applicable Law
All employees must comply with all of the laws, rules and regulations of the United States and other countries, as well as the states, counties, cities and other jurisdictions, applicable to the us or our subsidiaries.
This Code does not summarize all laws, rules and regulations applicable to us or our business. You should consult the various guidelines we have prepared on specific laws, rules and regulations which you can find summarized in the Employee Handbook.
Each employee and director is personally liable for intentional violations of the law. Employees in a supervisory capacity and directors may be liable for violations committed by employees under their supervision. Every employee and director is expected to be diligent in preventing, detecting and promptly reporting violations of the law or instances of non-conformance.
Please consult with your supervisor or the Compliance Officer if you have questions about laws that you think may be applicable to us or our business.
     B. Public Company Reporting
We are a public company. It is of critical importance that our filings in the United States with the Securities and Exchange Commission and in the UK with the London Stock Exchange (the “LSE”) be full, fair, accurate, timely and understandable. Depending on their respective positions with us, employees and directors may be called upon to provide information necessary to assure that our public reports meet these requirements. We expect employees and directors to take this responsibility very seriously and to provide prompt and accurate answers to inquiries related to our public disclosure requirements. Employees and directors are prohibited from directly or indirectly including any false or materially misleading statement in any public disclosure by us and from omitting, or causing others to omit, any material fact necessary to prevent a statement made in connection with any public disclosure from being misleading. Employees and directors involved in the preparation of reports and documents filed with, or submitted to, the Securities and Exchange Commission, and The Nasdaq Stock Market or the LSE, and in other public communications made by us, must prepare those statements in accordance with all applicable laws, rules and regulations.
Employees and directors involved in the preparation of our financial statements must also prepare those statements in accordance with Generally Accepted Accounting Principles, consistently applied, and any other applicable accounting standards and rules so that the financial statements materially, fairly and completely reflect our business transactions and financial condition. Further, Company policy prohibits any employee or director from knowingly making or causing others to make a misleading, incomplete or false statement to an accountant or an attorney in connection with an audit or any filing with any governmental or regulatory entity, including the Securities and Exchange Commission, The Nasdaq Stock Market and the LSE.

In addition, an employee or director must not omit or cause others to omit any material fact that is necessary to prevent a statement made in connection with any audit, public filing or examination of our financial statements from being misleading.
     C. Accuracy of Business Records
All of our books, invoices, records, accounts, funds, assets and laboratory notebooks must be created and maintained to reflect fairly and accurately and in reasonable detail the underlying activity and transactions. No entries may be made that intentionally conceal or disguise the true nature of any of our activities or transactions. Records must be maintained to comply with applicable statutory, regulatory or contractual requirements, as well as those pursuant to prudent scientific and business practices. Our policy prohibits any employee or director from directly or indirectly falsifying or causing others to falsify any of our documentation.
In addition, if an employee or director believes that our books and records are not being maintained in accordance with these requirements, the employee or director should report the matter directly to their supervisor, to the Compliance Officer or to the Chair of the Audit Committee.
Destruction or falsification of any document that is potentially relevant to a violation of law or a government investigation may lead to prosecution for obstruction of justice. Therefore, if an employee or director has reason to believe that a violation of the law has been committed or that a government criminal or regulatory investigation has been, or is about to be, commenced, he or she must retain all records (including computer records) that are or could be relevant to an investigation of the matter, whether conducted by us or by a governmental authority. Questions with regard to destruction or retention of documents in this context should be directed to the Compliance Officer.
     D. Research Integrity
Research integrity is fundamental to the scientific process and our ability to bring products to market. All of our research and development must be conducted according to all applicable laws and regulations and to the generally accepted ethical standards of the scientific community. Scientific misconduct, such as the fabrication, falsification or plagiarism in proposing, conducting or reporting research is prohibited.
     E. Conflicts of Interest
A “conflict of interest” may exist whenever the private interests of an employee or director conflict in any way (or even appear to conflict) with our interests. While our employees and directors should be free to make personal investments and enjoy social relations and normal business courtesies, they must not have any personal interests that adversely influence the performance of their job responsibilities. A conflict situation can arise when an employee or director takes actions or has interests that may make it difficult to perform work objectively and effectively. Conflicts of interest may also arise when an employee or director, or a member of his or her family, receives improper personal benefits as a result of his or her position in the Company, whether received from us or a third party. Gifts, loans to, or guarantees of obligations of, employees and directors may create conflicts of interest. In addition, it is a conflict of interest for an employee to work simultaneously for us and a competitor or one of our customers or suppliers absent an express written consent or waiver from us.
Conflicts of interest may arise when doing business with or competing with organizations in which family members of employees or directors have an ownership or employment interest. Family members include spouses, domestic partners, parents, children, siblings and in-laws. Employees and directors may not conduct business on our behalf and may not use their influence to get us to do business with family members or an organization with which an employee or director or their family member has a significant financial or employment interest unless specific approval has been granted in advance. As a guide, “a significant financial interest” is defined as ownership by an employee or director and/or their family member of more than 1% of the outstanding securities or capital value of a business entity or that represents more than 5% of the total assets of the employee or director and/or family member.
We encourage good supplier relations. However, employees and directors may not benefit personally, whether directly or indirectly, from any purchase of goods or services for or from us. Employees and directors whose responsibilities include purchasing, or who have contact with suppliers or service providers, must not exploit their position for personal gain. Under no circumstances may any employee or director receive cash or cash equivalents from any supplier, whether directly or indirectly.
Conflicts of interest are to be scrupulously avoided, and if a conflict of interest is unavoidable, it must be disclosed to us at the earliest opportunity so that a determination can be made whether it is permissible. Employees who become aware of a conflict or potential conflict of interest must report the matter to their supervisor or to the Compliance Officer. Directors must report any conflicts of interest, or potential conflicts of interest, to the Compliance Officer or to the Board of Directors. Supervisors who receive reports regarding any conflicts of interest, or potential conflicts of interest, are to report the matter to the Compliance Officer. The Compliance Officer will review any such information, conduct an investigation if necessary and report the results to the Chief Executive Officer. The Compliance Officer and the Chief Executive Officer will determine if a conflict of interest exists, or will exist, and if so, whether the Company should approve the transaction or relationship notwithstanding the conflict of interest. The Compliance Officer will report to the Board of Directors periodically about reported conflicts or potential conflicts. Conflicts of interest may not always be clear-cut, so if you have a question, you should consult with your supervisor or the Compliance Officer.
     F. Corporate Opportunity
Except as may be approved by the Board of Directors or a committee of independent directors, employees and directors are prohibited from (a) taking for themselves personally any opportunities that belong to us or are discovered through the use of corporate property, information or position; (b) using corporate property, information or position for personal gain; and (c) competing with the Company.
     G. Confidentiality
All employees, under the Non-disclosure Agreement they signed when they joined the Company, and all directors, must maintain the confidentiality of confidential information entrusted to them by us or our suppliers or customers, except when disclosure is authorized by us or required by laws, regulations or legal proceedings. As more fully described in the Non-disclosure Agreement, “confidential information” includes, but is not limited to, information and facts concerning business plans, customers, future customers, suppliers, licensors, licensees, partners, investors, affiliates or others, training methods and materials, financial information, sales prospects, client lists, inventions, or any other scientific, technical, trade or business secret or confidential or proprietary information. Whenever feasible, employees and directors should consult the Compliance Officer if they believe they have a legal obligation to disclose confidential information.
     H. Fair Dealing
All employees and directors should endeavor to deal fairly with each other and with our customers, suppliers, and competitors. None should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practice. Stealing proprietary information, misusing trade secret information that was obtained without the owner’s consent, or inducing such disclosures by past or present employees of other companies is prohibited.
     I. Protection and Proper Use of Company Assets
All Employees should protect our assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on our financial results. All of our assets should be used for legitimate business purposes. Employees and directors are not permitted to take or make use of, steal, or knowingly misappropriate our assets, including any of our confidential information, for their own use, the use of another or for an improper or illegal purpose. Employees and directors are not permitted to remove or dispose of anything of value belonging to us without our consent. No employee or director may destroy any of our assets without permission. Incidental personal use may be appropriate for certain of our assets, but you should check with a supervisor to determine what may be appropriate.
     J. Frauds and Thefts
Company policy prohibits fraudulent activity and requires that incidents of fraud and theft relating to us are promptly investigated, reported and, where appropriate, prosecuted. Fraudulent activities can include, but are not limited to: embezzlement; forgery or alteration of negotiable instruments such as Company checks or drafts; misappropriation of our, employee, customer, collaborator or supplier assets; conversion to personal use of cash, securities, supplies or any other of our asset; unauthorized handling or reporting of our transactions; or falsification of our records.
     K. Relations With Government Agencies Generally
We must take special care to comply with all the special legal and contractual obligations applicable to transactions with government authorities. Good communications and relationships with federal, state, provincial and municipal elected and appointed officials are important to us. Violations of such laws may result in penalties and fines, as well as debarment or suspension from government contracting, or possible criminal prosecution of individual employees or directors or us.

     L. Foreign Corrupt Practices Act
We, our employees, directors and agents must strictly comply with the United States Foreign Corrupt Practices Act of 1977 (FCPA). The FCPA applies to all U.S. citizens and employees and agents of U.S. corporations regardless of their nationality and prohibits the giving or promising of anything of value to any foreign government official or candidate for public office in order to obtain or retain business. All employees and directors must be diligent and vigilant in selecting and managing anyone retained to assist in obtaining or maintaining government contracts or other business opportunities in foreign countries.
     M. Records and Submissions
We are required to compile and maintain numerous records and substantial information, and to file reports and applications with various government agencies. In most cases, the laws under which these agencies operate make it a crime to knowingly submit false or incomplete information, to fail to submit required information, or to fail to submit information within the required time period. Accordingly, all employees or directors who prepare information, records, or submissions for governmental agencies, or who otherwise deal with such agencies, must do so diligently, accurately, completely, and with absolute integrity.
     N. Responding to Government and Other Inquiries
It is Company policy to cooperate with all reasonable requests concerning our operations from United States, state, municipal and foreign government agencies. Employees and directors must immediately (and before any responsive action is taken) forward any such requests, including requests for interviews or access for government officials to our facilities and documents, to the Compliance Officer.
For those employees who deal with regulatory entities and governmental authorities on a routine basis as part of their job function, referral to the Compliance Officer is appropriate where an inquiry or contact is out of the ordinary course of business or involves a potential legal or disciplinary action of any kind.
     O. Tax Violations
We and our employees and directors, whether acting on behalf of the Company or individually, are not permitted to (i) attempt to evade taxes or the payment of taxes; (ii) make false statements to local tax authorities regarding any matter; (iii) file fraudulent returns, statements, lists or other documents; (iv) conceal property or withhold records from local tax authorities; (v) willfully fail to file tax returns, keep required records or supply information to local tax authorities; or (vi) willfully fail to collect, account for or pay a tax. Moreover, employees and directors may not interfere with the administration of the tax laws (e.g., bribing a tax agent). Employees and directors are required to notify the Compliance Officer or the Chief Financial Officer immediately of inquiries from a tax authority, including summons to testify or produce books, accounts, records, memoranda or other papers.

III. Reporting Violations of this Code
     A. Procedure for Submitting Accounting Complaints
The Audit Committee is responsible for establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters. Employees or directors who have concerns or complaints regarding such matters are encouraged to promptly submit those concerns or complaints to the Audit Committee, which, subject to its duties arising under applicable law, regulations and legal proceedings, will treat such submissions confidentially.
Such concerns or complaints may be made anonymously by calling our complaints hotline, which is available 24 hours a day, seven days a week and managed by an independent third-party vendor. The hotline phone number and other instructions for calling the hotline are provided to each employee, or you may contact our human resources department to obtain a copy of these instructions. Such submissions will automatically be directed to the attention of the Compliance Officer, who will be responsible for bringing such submissions to the attention of the Audit Committee, as appropriate. In addition, the Compliance Officer will periodically report to the Audit Committee on all such submissions.
     B. Procedure for Reporting Other Illegal or Unethical Behavior
Employees and directors are encouraged to promptly contact a supervisor, manager, the Compliance Officer or human resources if he or she believes that an employee or director has engaged in illegal conduct or any violation of this Code. Such reports may be made anonymously, as described below. Confidentiality will be protected, subject to applicable law, regulation or legal proceeding.
We have established the following procedures for reporting violations or potential violations of this Code. Employees may report a potential violation to their supervisor. Employees who are not comfortable reporting to their supervisor or who do not get a satisfactory response may contact the Compliance Officer or the Chair of the Audit Committee or use the anonymous reporting procedures described above.
Supervisors who receive information concerning activity that may violate this Code or an applicable law, rule or regulation should report the matter to the Compliance Officer. Supervisors who are not comfortable reporting to Compliance Officer or who do not get a satisfactory response may contact the Chief Executive Officer or the Chair of the Audit Committee. Moreover, any violations or possible violations that implicate the Compliance Officer, the Chief Executive Officer or senior executive officers may be made directly to the Chair of the Audit Committee or use the anonymous reporting procedures described below. Directors may report a potential violation to the Compliance Officer or to the Chair of the Audit Committee.
Reports of potential violations of this Code or an applicable law, rule or regulation, by employees or directors may be made anonymously to our complaints hotline as described above under “Procedure for Submitting Accounting Complaints.”
All reports and inquiries will be handled confidentially to the greatest extent possible under the circumstances. Reporting persons may choose to remain anonymous, though in some cases that could make it more difficult for that individual to track the resolution of their report. Reports should include as much information as possible regarding the potential violation. No employee or director will be subject to retaliation or punishment for reporting in good faith suspected unethical or illegal conduct or for coming forward to alert us of any questionable situation.
IV. Enforcement of this Code
Our Board of Directors and senior management encourage all employees and directors to study this Code and to bring to their supervisors or the Compliance Officer any questions or concerns they may have about the Code. Compliance with this Code is expected, in order to support our commitment to honest and ethical practices in our business. Employees or directors who fail to comply with these policies will be subject to disciplinary action, up to and including termination of employment or, if warranted, legal proceedings by us. The following are examples of conduct that may result in discipline:
•	actions that violate this Code;

•	requesting others to violate this Code;

•	failure to report a known or suspected violation of this Code;

•	failure to cooperate in investigations of possible violations of this Code; and

•	failure to demonstrate the leadership and diligence needed to ensure compliance with this Code and applicable law.
We intend such disciplinary action to reflect our belief that all employees and directors should be held accountable to the standards of conduct set forth herein. It is important to understand that violation of certain of these policies may subject us and the individual employee or director involved to civil liability and damages, regulatory sanction and/or criminal prosecution. We are responsible for satisfying the regulatory reporting, investigative and other obligations that may follow the identification of a violation. To ensure prompt and consistent enforcement of this Code, the Audit Committee will monitor all disciplinary action regarding employees or directors for violations of this Code.
     A. No Retaliation Policy
Company personnel may report any violation of this Code or other misconduct openly or anonymously without fear of retaliation. We will not discipline, discriminate against or retaliate against any employee who reports such conduct or who cooperates in any investigation or inquiry regarding such conduct, unless it is determined that the report was made with knowledge that it was false.
Anyone who participates in any form of retaliation is subject to disciplinary action including termination. No hardship, loss of benefit, or adverse employment action may be imposed on an employee for the following:
•	filing or otherwise participating in a bona fide complaint;

•	acting as a witness in an investigation of a complaint; or

•	serving as an investigator of a complaint.
If any Company personnel believes that he or she is being retaliated against, or is aware of such retaliation, you should immediately report the issue through the process described above under “Reporting Violations of this Code.”
     B. Waivers/Modifications
In certain limited situations and on a case-by-case basis, we may waive application of this Code to employees or directors. Any waiver of this Code for executive officers, senior financial officers or directors requires the express written approval of the Board of Directors or the Audit Committee. Waivers of this Code for any other Company personnel requires the express written approval of the Compliance Officer and the Chief Executive Officer, acting jointly. Furthermore, as required by applicable law, we will promptly disclose to its stockholders any waivers granted to any of its executive officers, senior financial officers or directors.
We are committed to continuously reviewing and updating our policies and procedures. Therefore, this Code is subject to modification. Any amendment to provisions of this Code must be approved by the Board of Directors and promptly disclosed to stockholders as required by applicable law.